Exhibit 23

                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors of SLH Corporation

We consent to incorporation by reference in the 1996 annual report on Form 10-K of SLH Corporation of our report dated March 31, 1997 relating to the combined balance sheets of SLH Operations as of December 31, 1996 and 1995, and the related combined statements of operations, equity and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of SLH Corporation.





                                          /s/ KPMG Peat Marwick LLP

Kansas City, Missouri
March 31, 1997